Exhibit 99.1

Team,

My last few updates have sought to share some tidbits about Campbell’s – the organization and brands we will join upon close. Based on the questions I’ve been receiving, I decided to share a few personal thoughts, as well as provide some information on the timing and key steps to close the transaction, and what changes we can expect as part of the transition. You will find that information in this week’s Snackbytes update.

Two dueling truisms will continue to shape the content of this and future updates. The first is that the forthcoming combination of our companies likely awakens an eager curiosity within each of us to better understand the future. And the second is that the future is not yet fully designed; however, the work is feverishly underway. Accordingly, there will likely be questions you naturally have for which we simply do not yet know the answers. While I know it can be challenging, it’s important we all remain patient as we work to take the best of both companies to build a food powerhouse that we can all be proud to call our own.

“Okay, but why is it taking so long to tell me how my job will change?” you might ask. So, let me seek to answer that one head-on: I could answer by telling you that it is not unusual for combinations like this to take several months to get to clarity. I could tell you that our elapsed time from announcement to close is exceptionally fast compared to benchmarks. And I could tell you that we’re on pace (if not ahead) of what comparable companies have achieved in a similar period of time. However, I suspect that those explanations sound a little defensive – and quite frankly don’t feel very satisfying. So, let me take another approach:

The acquisition of Snyder’s-Lance is a transformative event for Campbell’s. The acquisition will dramatically change Campbell’s, shifting their center of gravity and diversifying their portfolio into the faster-growing snacking category. With the addition of our complementary portfolio, snacking will represent nearly 50% percent of Campbell’s annual net sales – up from 30%.

A transformational deal of this nature requires a fresh look in how you conduct your business. Given the magnitude of this potential change, a broader view into what the new organization structure should look like to fully leverage the value of our combination is warranted – and this simply takes time.

Campbell’s does not intend to bolt us on. Instead, Campbell’s intends to carefully re-evaluate how they do business in ways that transcend the walls of Snyder’s-Lance. This simple fact should give us all great confidence. This type of careful scrutiny is time consuming. This type of careful scrutiny is a noble undertaking – and necessary to achieve the exciting vision that our combination will enable!

So, there you have it. You likely wish more specifics could be clarified faster. I totally understand – and know the Campbell leaders do as well.

One key thing to keep in mind: Last week we shared that we expect to decide and announce the leadership team who will oversee all functions at Snyder’s-Lance during the week of March 19th. Until these leaders are identified and engaged it’s simply not realistic to further design more leadership details. Their input will be vital in the process.

Please bear in mind, Campbell has said that it will largely be “business as usual on Day 1”. Simply put, our jobs should feel largely unchanged after close – and our focus must remain on protecting our base business.

Please continue to help us along this exciting journey. Your patience and attitude are a source of invaluable fuel to move us forward toward the vision we have set. During these times when all of your questions cannot be answered, please remember that we’re working hard to be able to do so, and any delay is an unintended consequence of our unyielding commitment to leverage and preserve the great contributions you make possible every day! Let’s be sure to keep lines of communication open. Please talk with your manager – and know my door is open – if you’d like to discuss further.

Thanks for making our bright future possible!

Randy Chapman

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Snyder’s-Lance, Inc. (the “Company”) by Campbell Soup Company. In connection with this transaction, the Company has filed a definitive proxy statement (the “Definitive Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) on February 20, 2018, and has filed other relevant materials regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

The Company first mailed the Definitive Proxy Statement to shareholders of the Company on February 20, 2018. Investors and security holders may obtain free copies of the Definitive Proxy Statement and other documents filed with the SEC by the Company through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company are available free of charge on the Company’s internet website at http://ir.snyderslance.com/sec.cfm or by contacting the Company’s Investor Relations Department by email at kpowers@snyderslance.com or by phone at 704-557-8279.

PARTICIPANTS IN THE SOLICITATION

The Company, its directors and certain of its executive officers may be considered participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the Definitive Proxy Statement and other relevant materials filed with the SEC. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 28, 2017, its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on March 27, 2017, its Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, which was filed with the SEC on November 9, 2017, and in other documents filed with the SEC by the Company and its officers and directors.

These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Definitive Proxy Statement and other relevant materials in connection with the transaction filed with the SEC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this communication regarding the proposed acquisition of the Company, including any statements regarding the expected timetable for completing the proposed transaction, benefits of the proposed transaction, future opportunities, future financial performance and any other statements regarding future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “aim,” “anticipate,” “believe,” “could,” “ensure,” “estimate,” “expect,” “forecasts,” “if,” “intend,” “likely” “may,” “might,” “outlook,” “plan,” “positioned,” “potential,” “predict,” “probable,” “project,” “should,” “strategy,” “will,” “would,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements.

All forward-looking information are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: failure to obtain the required vote of the Company’s shareholders; the timing to consummate the proposed transaction; the risk that a condition to closing of the proposed transaction may not be satisfied or that the closing of the proposed transaction might otherwise not occur; the diversion of management time on transaction-related issues; and risk that the transaction and its announcement could have an adverse effect on the Company’s ability to retain customers and retain and hire key personnel. Additional information concerning these and other risk factors can be found in the Company’s filings with the SEC and available through the SEC’s Electronic Data Gathering and Analysis Retrieval system at http://www.sec.gov, including the Company’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and the Definitive Proxy Statement. The foregoing list of important factors is not exclusive. The Company’s forward-looking statements are based on assumptions that the Company believes to be reasonable but that may not prove to be accurate. The Company assumes no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise, except as may be required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.